Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2010
FIRST  QUARTER   RESULTS
________________________________________________________________

HAUPPAUGE, NY – February 12,  2010 - Hauppauge Digital Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the first fiscal quarter ended December 31, 2009.

FIRST QUARTER RESULTS

Net sales were $17.9 million for the first quarter of fiscal 2010, an increase of approximately 3.41% from the $17.3 million reported for the previous year’s first fiscal quarter.

The Company incurred a net loss of $334,551 for the first quarter of fiscal 2010 compared to a net loss of $1,772,313 for the first quarter of fiscal 2009.  Net loss per share for the first quarter of fiscal 2010 was $0.03 on a basic and diluted basis, compared to a net loss per share of $0.18 on a basic and diluted basis for the first quarter of fiscal 2009.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated  “We continue to see a gradual improvement in our quarterly sales, primarily due to increased North American revenues which resulted in consecutive  back to back quarterly sales increases.  European sales are still weak, which we believe is due to a European market which has not yet seen the turnaround from the 2008/2009 economic recession.  The PCTV acquisition, which closed in late December 2008, has added a number of new customers in North America, despite the continued recession. The PCTV acquisition has also helped improve our profit margins.  The strengthening of the euro versus the dollar has helped our European sales, though this trend appears  to not be carrying through for  the balance of  2010.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe SARL subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore, sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan, and California and research and development centers in Hauppauge, New York, Taipei, Taiwan and Braunschweig,  Germany.  The Company’s Internet web site can be found at http://www.hauppauge.com.

This news release contains forward-looking statements as that term is defined in the federal securities laws.   The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to the Company’s  business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that the Company may make, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. The Company intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. . The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the  Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to,  the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management,  successful integration of acquisitions,  economic conditions in the United States and abroad,  as well as other risks and uncertainties discussed in  the Company’s  reports filed with the Securities and Exchange Commission, including, but not limited to  the Company’s Annual Report on  Form 10-K for the fiscal year ended  September  30, 2009 and the Company’s Form 10-Q for the three months ended December 31, 2009.

Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward-looking statements made by the Company ultimately prove to be accurate.   The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,
	2009	2008

Net sales	$17,878,358	$17,288,680
Cost of sales	12,655,961	14,690,419
Gross profit	5,222,397	2,598,261

Selling, general and administrative expenses	4,332,523	3,838,896
Research and development expenses	1,170,071	845,642
Loss from operations	(280,197)	(2,086,277)

Other income (expense):
Interest income	1,452	4,469
Interest expense	(4,340)	-
Foreign currency gain (loss)	(240)	347,002
Total other income (expense)	(3,128)	351,471
Loss before tax provision	(283,325)	(1,734,806)
Tax provision	51,226	37,507
Net loss	($334,551)	($1,772,313)

Net loss per share:
Basic and diluted	($0.03)	($0.18)

Weighted average shares-basic and diluted	10,059,808	10,035,088

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2009 (unaudited)	September 30, 2009
Assets:
Cash and cash equivalents	$10,183,591	$8,368,342
Trade receivables, net of various allowances	9,499,984	9,770,584
Other non trade receivables	3,802,869	4,116,392
Inventories	8,705,417	8,616,800
Deferred tax asset-current	1,297,574	1,297,574
Prepaid expenses and other current assets	825,432	928,680
Total current assets	34,314,867	33,098,372

Intangible assets, net	4,507,393	4,696,102
Property, plant and equipment, net	690,740	757,488
Security deposits and other non current assets	108,070	108,088
Deferred tax asset-non current	887,611	887,611
Total assets	$40,508,681	$39,547,661

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts payable	$12,326,707	$12,478,625
Accrued expenses fees	6,533,173	5,753,546
Accrued expenses	9,449,327	8,131,263
Note Payable	-	625,045
Income taxes payable	212,335	224,316
Total current liabilities	28,521,542	27,212,795

Stockholders' Equity:
Common stock, $.01 par value; 25,000,000 shares authorized,
10,819,694 and 10,814,042 issued, respectively	108,197	108,140
Additional paid-in capital	17,388,082	17,276,651
Retained earnings	461,123	795,674
Accumulated other comprehensive loss	(3,565,926)	(3,441,262)
Treasury Stock, at cost, 759,579 shares	(2,404,337)	(2,404,337)
Total stockholders' equity	11,987,139	12,334,866
Total liabilities and stockholders' equity	$ 40,508,681	$ 39,547,661